UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________________________
FORM SD
Specialized Disclosure Report
___________________________________________________________________________

WOLVERINE WORLD WIDE, INC.
___________________________________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-06024	38-1185150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9341 Courtland Drive N.E., Rockford, Michigan	49351
(Address of principal executive offices)	(Zip Code)

Kyle L. Hanson
Senior Vice President, General Counsel and Secretary
(616) 863-4261
________________________________________________
(Name and telephone number, including area code, of the
person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

Section 1 – Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
A Conflict Minerals Report is provided as an exhibit to this Specialized Disclosure Report on Form SD for Wolverine World Wide, Inc. for the calendar year ended December 31, 2021, as provided for in Rule 13p-1 under the Securities Exchange Act of 1934.

A copy of this Form SD, including the Conflict Minerals Report, is publicly available at www.wolverineworldwide.com under “Investor Relations,” “SEC Filings.”

Item 1.02 Exhibit
The Conflict Mineral Report described in Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 2 – Exhibits
Item 2.01 Exhibits
Exhibit 1.01 - Conflict Minerals Report for the calendar year ended December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

WOLVERINE WORLD WIDE, INC.

By:	/s/ Kyle L. Hanson	Date: May 26, 2022
Kyle L. Hanson
Senior Vice President, General Counsel and Secretary

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